Exhibit 21.1

Canaan Inc.

List of Principal Subsidiaries

Subsidiaries	Jurisdiction of Incorporation
1. Canaan Creative (HK) Holdings Limited* 嘉楠科技(香港)有限公司	Hong Kong
2. Hangzhou Canaan Creative Information Technology Co., Ltd.* 杭州嘉楠耘智信息科技有限公司	PRC
3. Canaan Creative Co., Ltd.* 北京嘉楠捷思信息技术有限公司	PRC
4. Langfang Creative Technology Co., Ltd.* 廊坊创享电子有限公司	PRC
5. Hangzhou Ruihong Technology Co., Ltd.* 杭州锐弘科技有限公司	PRC
6. Hangzhou Lifeng Intelligence Agriculture Co., Ltd.* 杭州利丰智慧农业有限公司	PRC
7. Hangzhou Canaan Blockchain Technology Co., Ltd.* 杭州嘉楠区块链科技有限公司	PRC
8. Canaan Convey Co., Ltd.* 北京嘉楠致远信息科技有限公司	PRC
9. Zhejiang Avalon Technology Co., Ltd.* 浙江阿瓦隆科技有限公司	PRC

*	The English name of this subsidiary has been translated from its Chinese name.